Exhibit 99.1

IRADIMED CORPORATION Announces First Quarter 2016 Financial Results

•                  Revenue grows 28.2% compared to the same quarter last year

•                  Reports first quarter 2016 non-GAAP diluted EPS of $0.21

•                  Increases full year 2016 non-GAAP earnings guidance

•                  Announces second quarter financial guidance

Winter Springs, Florida, April 29, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD), the only known provider of non-magnetic intravenous (IV) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (MRI) procedures, today announced financial results for the three months ended March 31, 2016.

For the first quarter ended March 31, 2016, the Company reported revenue of $9.0 million, an increase of 28.2% compared to $7.0 million for the first quarter 2015.  Net income was $2.3 million for the first quarter 2016, an increase of 53.4% compared to $1.5 million for the first quarter 2015.  Earnings per diluted share increased 49.1% to $0.19, compared to $0.12 per diluted share for the first quarter 2015.

The Company reported non-GAAP net income of $2.6 million for the first quarter ended March 31, 2016, an increase of 53.7% over the first quarter 2015.  Non-GAAP earnings per diluted share increased 49.4% to $0.21 per diluted share for the first quarter 2016, compared to $0.14 in the first quarter 2015.  Free cash flow was $2.2 million for the quarter ended March 31, 2016, a 119.8% increase over the first quarter 2015.

Gross profit margin was 81.0% for the first quarter 2016 and 2015.  Domestic sales were 87.8% of total revenue for the first quarter 2016, compared to 90.1% for the first quarter 2015.

Cash and cash equivalents decreased by $3.9 million to $15.5 million during the quarter.  The Company repurchased $5.5 million of its stock during the first quarter 2016.

“I am very pleased with our first quarter financial results and the start to 2016.  Revenue for the quarter grew 28% over last year and non-GAAP earnings grew 49% over the same period.  These are solid results compared to a stellar first quarter 2015 that followed the resumption of domestic shipments after the FDA shipping hold of the last four months in 2014.  Also, in the first quarter 2016, we had one international shipment that failed to make it through customs due to improper import documents supplied by our distributor and importer.  Had this shipment cleared customs, revenue would have been closer to the high end of our guidance,” said Roger Susi, President and Chief Executive Officer of the Company.

“Product bookings came in as expected during the quarter and we have made progress towards our full-year sales team expansion goals.  Development of our patient monitor is on track and we continue to target the second half of the year for its commercial launch.  Subsequent to the quarter, on April 7th, we filed an appeal with FDA in response to their not substantially equivalent letter.  FDA has now responded to our appeal with a meeting scheduled for May 2nd.  While FDA’s most recent letter denying the 510(k) application did not withdraw their consent to our continued marketing of the infusion pump with the DERS system, we cannot guarantee they will not change their position.  As the only MRI compatible IV infusion pump, FDA in the past agreed with us that the public health need justified the availability of our pump,” said Susi.

Financial Guidance

For the second quarter 2016, the Company expects revenue of approximately $9.6 million to $9.7 million and non-GAAP diluted earnings per share of $0.21 to $0.22.

The Company increased its non-GAAP earnings guidance for the full year 2016 and now expects to report non-GAAP diluted earnings per share of $0.88 to $0.90, an increase from the previous guidance of $0.83 to $0.85.  Full year 2016 revenue guidance was unchanged at $39.0 million to $40.0 million.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP net income, free cash flow and infrequent income tax items are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our shareholders via share repurchases. Infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows.  These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

IRADIMED has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, April 29, 2016.  Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 84649088.

The conference call will also be available real-time via the internet at www.iradimed.com/en-us/investors/index.php and selecting Events & Presentation.  A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter; potential disruptions in our limited supply chain for our products; a reduction in international distribution as we focus on fulfilling orders from our U.S. backlog; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,507,432	$19,368,114
Investments	8,046,287	7,602,204
Accounts receivable, net	4,644,933	3,863,632
Inventory, net	2,786,245	2,383,158
Prepaid expenses and other current assets	338,221	317,957
Prepaid income taxes	86,196	273,968
Deferred income taxes	338,634	141,446
Total current assets	31,747,948	33,950,479
Property and equipment, net	1,051,394	905,622
Intangible assets, net	475,486	193,243
Deferred income taxes	62,321	88,398
Other assets	113,931	106,465
Total assets	$33,451,080	$35,244,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,224,991	$1,005,460
Accrued payroll and benefits	875,211	1,288,248
Other accrued taxes	21,763	30,687
Warranty reserve	34,538	34,081
Deferred revenue	446,170	536,924
Accrued income taxes	1,002,155	—
Total current liabilities	3,604,828	2,895,400
Deferred revenue	601,209	415,782
Total liabilities	4,206,037	3,311,182
Stockholders’ equity:
Common stock	1,123	1,118
Additional paid-in capital	19,853,370	19,332,023
Retained earnings	14,937,180	12,655,169
Treasury stock	(5,505,439)	—
Accumulated other comprehensive loss	(41,191)	(55,285)
Total stockholders’ equity	29,245,043	31,933,025
Total liabilities and stockholders’ equity	$33,451,080	$35,244,207

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$8,964,153	$6,991,705
Cost of revenue	1,705,797	1,328,180
Gross profit	7,258,356	5,663,525
Operating expenses:
General and administrative	2,259,722	1,968,017
Sales and marketing	1,283,048	1,088,696
Research and development	234,336	342,301
Total operating expenses	3,777,106	3,399,014
Income from operations	3,481,250	2,264,511
Other income, net	31,778	46,815
Income before provision for income taxes	3,513,028	2,311,326
Provision for income taxes	1,231,017	823,831
Net income	$2,282,011	$1,487,495

Net income per share:
Basic	$0.21	$0.14
Diluted	$0.19	$0.12
Weighted average shares outstanding:
Basic	11,095,950	10,906,224
Diluted	12,326,108	11,977,959

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities:
Net income	$2,282,011	$1,487,495
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	15,686	43,802
Provision for excess and obsolete inventory	74,946	8,442
Depreciation and amortization	60,914	51,309
Excess tax benefit on the exercise of stock options	(56,579)	(112,433)
Stock-based compensation	391,183	275,031
Impairment of intangible assets	—	55,433
Loss on sale of securities	7,026	—
Changes in operating assets and liabilities:
Accounts receivable	(796,987)	(1,600,843)
Inventory	(478,033)	(111,675)
Prepaid expenses and other current assets	(23,346)	72,488
Other assets	(4,384)	(1,996)
Deferred income taxes	(179,790)	(158,510)
Accounts payable	219,531	152,418
Accrued payroll and benefits	(413,037)	(568,369)
Other accrued taxes	(8,924)	(48,968)
Warranty reserve	457	31,255
Deferred revenue	94,673	405,967
Accrued income taxes, net of prepaid income taxes	1,246,506	1,075,341
Net cash provided by operating activities	2,431,853	1,056,187

Investing activities:
Purchases of investments	(728,336)	—
Proceeds from the sale or maturities of investments	300,000	—
Purchases of property and equipment	(199,338)	(40,294)
Capitalized intangible assets	(289,591)	(800)
Net cash used in investing activities	(917,265)	(41,094)
Financing activities:
Proceeds from stock option exercises	73,590	191,837
Income tax benefits credited to equity	56,579	112,433
Purchases of treasury stock	(5,505,439)	—
Net cash (used in) provided by financing activities	(5,375,270)	304,270
Net (decrease) increase in cash and cash equivalents	(3,860,682)	1,319,363
Cash and cash equivalents, beginning of period	19,368,114	9,454,150
Cash and cash equivalents, end of period	$15,507,432	$10,773,513

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended March 31,
	2016	2015
Net income	$2,282,011	$1,487,495
Excluding:
Stock-based compensation expense, net of tax expense	274,814	176,116
Non-GAAP net income	$2,556,825	$1,663,611
Weighted average shares outstanding — diluted	12,326,108	11,977,959
Non-GAAP net income per share — diluted	$0.21	$0.14

Free Cash Flow

Three Months Ended March 31, 2016
Net cash provided by operating activities	$2,431,853
Less:
Purchases of property and equipment	199,338
Free cash flow	$2,232,515

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com